Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of March 4, 2021 (the “Effective Date”), is entered into by and among Wrap Technologies, Inc., a Delaware corporation (“Wrap”), Elwood G. Norris (“Norris”) and the other persons and entities identified under that certain Norris Schedule 13D (as defined below) as Reporting Persons (each, a “Norris Party” and collectively, the “Norris Parties”). Wrap and the Norris Parties are together referred to herein as the “Parties,” and each, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 17 herein.

WHEREAS, the Norris Parties beneficially own 6,452,457 shares of Wrap’s common stock, par value $0.0001 per share (the “Common Stock”), as of the Effective Date;

WHEREAS, on January 4, 2021, the Norris Parties submitted to Wrap’s Board of Directors (the “Board”) a letter that served as a notice of intent to nominate director candidates for election and to submit stockholder proposals for consideration at the 2021 annual meeting of stockholders of Wrap (the “2021 Annual Meeting”), which was subsequently supplemented by the Norris Parties on February 18, 2021 (such supplemented notice together with the previously submitted notice, the “Nomination Notice”);

WHEREAS, the Parties have determined that the interests of Wrap and its stockholders would be best served by, among other things, avoiding the substantial expense and duration of a proxy contest;

WHEREAS, Wrap and the Norris Parties desire to enter into this Agreement regarding the addition of two (2) directors to the Board and certain other matters, as provided in this Agreement; and

WHEREAS, the Norris Parties, among other things, have agreed to withdraw the Nomination Notice and to refrain from submitting any director nominations and stockholder proposals during the Standstill Period (as defined below).

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Withdrawal of Nomination Notice. As of the Effective Date, the Norris Parties hereby irrevocably agree to take the following actions:

(a) immediately and irrevocably withdraw the Nomination Notice and any other notices relating to the 2021 Annual Meeting submitted to Wrap in connection therewith or related thereto and any solicitation materials concerning the foregoing or otherwise related to the 2021 Annual Meeting (which they do by their execution of this Agreement) and not to take any further action in connection with the solicitation of proxies in connection with the Nomination Notice or any other notices relating to the 2021 Annual Meeting (other than in connection with such withdrawal or Section 10 herein); and

(b) immediately cease any and all solicitation and other activities in connection with the 2021 Annual Meeting (it being understood and agreed that the Norris Parties are required to vote their own shares of Common Stock at the 2021 Annual Meeting, subject to the provisions of this Agreement).

2. Board Composition.

(a) Board Matters.

(i) As soon as practicable following the Effective Date, (A) the Nominating and Governance Committee of the Board (the “Nominating Committee”) shall jointly conduct a search process (the “Joint Search Process”) with the Norris Parties to choose two (2) new director candidates (each a “New Director” and together, the “New Directors”). The first New Director (or any Replacement thereof) shall be selected and approved by the Nominating Committee (with such approval not being unreasonably withheld) from a set of candidates identified by the Norris Parties as part of the Joint Search Process, and the second New Director (or any Replacement thereof) shall be selected and approved by the Norris Parties (with such approval not being unreasonably withheld) from a set of candidates identified by the Nominating Committee as part of the Joint Search Process. The Nominating Committee shall review the qualifications of the New Directors, each to serve as a member of the Board and (B) the Board shall determine whether each New Director is an “Independent Director,” as defined in The Nasdaq Stock Market LLC Listing Rule 5605 (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading) (the “Exchange Independence Requirement”). In connection with the foregoing, and as a condition to the nomination or appointment of each New Director to the Board, each New Director shall (A) be required to provide to Wrap information required to be, or that is customarily disclosed by directors or director candidates, in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or related to satisfying compliance and legal obligations, and a fully completed and executed copy of Wrap’s director candidate questionnaire (substantially in the form completed by Wrap’s incumbent non-management directors) and other reasonable and customary director onboarding documentation (substantially in the form completed by Wrap’s incumbent non-management directors); (B) be interviewed by and be reasonably acceptable to the Nominating Committee and the Board (acting in good faith in accordance with their customary and generally applicable procedures for evaluating director candidates); and (C) consent to appropriate background checks comparable to those undergone by other non-management directors of Wrap.

(ii) Within forty-five (45) days following the Effective Date (the “Appointment Date”), the Board and all applicable committees of the Board shall hold meetings and take all necessary actions to accomplish the following, to (A) increase the size of the Board’s membership by two (2) director seats and (B) appoint the New Directors (or any Replacements) (as defined below) to serve as directors of the Board, with a term beginning upon such appointment and expiring at the 2021 Annual Meeting or at such later time when such New Director’s (or any Replacements) successor is duly elected or appointed in accordance with Wrap’s Bylaws (as defined below) and applicable law.

(iii) The Board shall nominate the New Directors (or any Replacements) as candidates for election to the Board at the 2021 Annual Meeting with a term expiring at the 2022 annual meeting of stockholders of Wrap (the “2022 Annual Meeting”) or at such later time when such New Director’s successor is duly elected or appointed in accordance with the Bylaws of Wrap dated March 31, 2017, and as may be further amended from time to time (the “Bylaws”) and applicable law.

(iv) Wrap will include information about Wrap’s nominees for election to the Board, including the New Directors (or any Replacement), in Wrap’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) in connection with the 2021 Annual Meeting (the “Proxy Statement”); provided, however, that as a condition to Wrap’s obligation to nominate each New Director (or any Replacement) for election at the 2021 Annual Meeting and include information about each New Director in the Proxy Statement, each New Director (or any Replacement) shall then be in compliance with the Company Policies (as defined below).

(v) In connection with the 2021 Annual Meeting and each subsequent annual or special meeting of stockholders of Wrap that occurs prior to the Termination Date at which the election of directors is a proposal for consideration by stockholders, Wrap agrees to recommend, support and solicit proxies for the election of the New Directors (or any Replacement) in the same historic manner in which Wrap has supported its nominees for election at prior annual meetings of stockholders at which the election of directors was uncontested in the aggregate, so long as each New Director is then in compliance with the Company Policies. Wrap agrees that the New Directors (and any Replacement) shall receive (A) the same benefits of director and officer insurance as all other non-management directors on the Board, (B) the same compensation for his or her service as a director (including service on committees) as the compensation received by other non-management directors on the Board for regular service on the Board or committees, according to the Board’s director compensation policy, and (C) such other benefits on the same basis as all other non-management directors on the Board, according to the Board’s director compensation policy.

(b) Board Policies and Procedures. Each Party acknowledges that the New Directors (and any Replacement), upon election to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, Wrap’s Code of Business Conduct and Ethics and any other policies on stock ownership, director resignation, public disclosures and confidentiality (collectively, the “Company Policies”), and will be required to adhere to Wrap’s policies on confidentiality imposed on all members of the Board.

(c) Replacement Rights. If, from the date on which the New Directors are elected or appointed to the Board until the Termination Date, either New Director (or any Replacement) is unable to serve as a director due to (i) resignation or (ii) death or disability (the “Former Director”), then a replacement director (a “Replacement”) with relevant financial and business experience, who qualifies as “independent” pursuant to the Exchange Independence Requirement, the SEC rules and regulations, and such Replacement shall be identified and selected in the same manner in which the Former Director was identified and selected. The Replacement shall be expeditiously appointed to the Board, subject to the approval (not to be unreasonably withheld) by each of the Nominating Committee and the Board, after conducting a good faith customary due diligence process and consistent with the Board’s fiduciary duties (and who satisfies the Company Policies applicable to all directors). Any Replacement appointed to the Board in accordance with this Section 2(c) shall be appointed to any applicable committee of the Board of which the Former Director was a member immediately prior to such director’s resignation or removal. In the event that the Nominating Committee determines in good faith not to appoint any Replacement, then another Replacement shall be identified and selected in the manner otherwise described in this Section 2(c).

3. Management.

(a) Effective no later than the Effective Date: (i) the Board will appoint incumbent interim-Chief Executive Officer of Wrap, Thomas P. Smith, as the Chief Executive Officer of Wrap (“CEO”); and (ii) the Chief Government Affairs Officer of Wrap shall report directly to, and take directions from, Mr. Smith immediately upon his appointment as CEO. Mr. Smith will retain his title as President. As CEO and President, Mr. Smith will be the most senior executive officer of the Company and report directly to the Board. The Board will make no changes to the foregoing actions prior to the time both vacancies created by the action in Section 2(a)(ii) are filled in accordance with Section 2(a)(ii) and Section 2(c) (to the extent applicable); provided that the Board may make changes if it determines in good faith, after consulting with outside counsel, that maintaining the status quo would prohibit Board members from complying with their fiduciary duties as directors of Wrap to the non-employee, non-Board member stockholders.

(b) Promptly following the 2021 Annual Meeting, the Board will elect a Chairman of the Board who meets the Exchange Independence Requirement before and immediately after such appointment.

4. Voting.

(a) From the Effective Date until the Termination Date (the “Standstill Period”), each of the Norris Parties agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of Wrap (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Voting Securities (as defined below) beneficially owned by it in accordance with the Board’s recommendations with respect to (i) each election of directors, any removal of directors and any replacement of directors, (ii) the ratification of the appointment of Wrap’s independent registered public accounting firm, (iii) Wrap’s “say-on-pay” proposal(s) and (iv) any other proposal to be submitted to the stockholders of Wrap by either Wrap or any stockholders of Wrap; provided, however, that each of the Norris Parties shall be permitted to vote in its discretion on any proposal of Wrap in respect of any Extraordinary Transaction (as defined below).

5. Mutual Non-Disparagement.

(a) Subject to Section 7, each Norris Party agrees that, during the Standstill Period, neither it nor any of its Representatives (as defined below) shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether oral, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of Wrap or any of its Representatives, or any of their businesses, products or services.

(b) Wrap hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether oral, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of any Norris Party or any of its Representatives, or any of its businesses, products or services.

(c) Notwithstanding the foregoing, nothing in this Section 5 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Party at least one (1) business day prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or under stock exchange regulations or other applicable regulations that would otherwise be prohibited by the provisions of this Section 5, and reasonably consider any comments of such other Party.

(d) The limitations set forth in Sections 5(a) and 5(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 5(a) and 5(b), if such statement by the other Party was made in breach of this Agreement.

6. No Litigation.

(a) The Norris Parties covenant and agree that, during the Standstill Period, they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including commencing, encouraging or supporting any derivative action in the name of Wrap or any class action against Wrap or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) against Wrap or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Norris Parties or any of their respective Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Norris Parties or any of their Representatives; provided, further, that in the event that any of the Norris Parties or any of its Representatives receives such Legal Requirement, the Norris Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Wrap.

(b) Wrap covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any Legal Proceeding against any of the Norris Parties or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent Wrap or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, Wrap or any of its Representatives; provided, further, that in the event Wrap or any of its Representatives receives such Legal Requirement, Wrap shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Norris Parties.

7. Standstill.

(a) During the Standstill Period, each Norris Party shall not, and shall cause its respective Representatives not to, directly or indirectly:

(i) make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of Wrap or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to Wrap or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control;

(ii) engage in, or assist in the engagement in, any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of Wrap (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of Wrap, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of Wrap; provided, however, that the foregoing shall not prevent Norris from receiving any securities of Wrap as compensation for his service as an officer or employee of Wrap;

(iv) advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of Wrap;

(v) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of Wrap or any rights decoupled from the underlying securities held by any of the Norris Parties to any person not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of Wrap, or (D) an Affiliate of any Party (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers that have not been identified on the most recent “SharkWatch 50” list, as published by FactSet and any successor (the “SharkWatch List”), are not publicly disclosed Affiliate funds of such a filer on the SharkWatch List, or have no known plans to engage in “shareholder activism”;

(vi) take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, controlling, changing or influencing any director or the management of Wrap, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of Wrap, (C) any other material change in Wrap’s management, business or corporate structure, (D) seeking to have Wrap waive or make amendments or modifications to the Bylaws or the Amended and Restated Certificate of Incorporation of Wrap dated March 31, 2017, and as may be further amended from time to time, or other actions that may impede or facilitate the acquisition of control of Wrap by any person, (E) causing a class of securities of Wrap to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of Wrap to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) communicate with stockholders of Wrap or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii) engage in any course of conduct with the purpose of causing stockholders of Wrap to vote contrary to the recommendation of the Board on any matter presented to Wrap’s stockholders for their vote at any meeting of Wrap’s stockholders or by written consent;

(ix) act, including by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence Wrap’s stockholders, management or the Board with respect to Wrap’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions, or strategy or to obtain representation on the Board or seek the removal or replacement of any director in any manner, except as expressly permitted by this Agreement;

(x) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;

(xi) deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or Voting Securities (other than any such voting trust arrangement or agreement solely among the Norris Parties that is otherwise in accordance with this Agreement);

(xii) seek, or encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election, removal or replacement of directors with respect to Wrap or seek, encourage or take any other action with respect to the election, removal or replacement of any directors;

(xiii) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security; provided, however, that the Norris Parties as disclosed in that certain Schedule 13D, dated January 4, 2021, as amended on February 19, 2021 (together, the “Norris Schedule 13D”) shall not be considered a “group” for the purpose of this Section 7(a)(xiii); provided, further, that nothing herein shall limit the ability of an Affiliate of a Norris Party to join the “group” disclosed on the Norris Schedule 13D following the execution of this Agreement, so long as any such Affiliate agrees in writing to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Norris Party has formed a group with such Affiliate;

(xiv) demand a copy of Wrap’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of the State of Delaware providing for stockholder access to books and records (including lists of stockholders) of Wrap;

(xv) make any request or submit any proposal to amend or waive the terms of this Section 7 other than through non-public communications with Wrap that would not be reasonably likely to trigger public disclosure obligations for any Party;

(xvi) engage any private investigations firm or other person to investigate any of Wrap’s directors or officers;

(xvii) disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any director or Wrap’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

(xviii) enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Norris Parties are prohibited from taking pursuant to this Section 7, or finance, advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 7, the Norris Parties shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of Wrap, in the manner set forth for communicating with Wrap in the Company Policies, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the Norris Parties or their respective Affiliates, Wrap or its Affiliates or any Third Party, subject in any case to any confidentiality obligations to Wrap of any such director or officer and applicable law, rules or regulations, (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Norris Party, provided that a breach by the Norris Parties of this Agreement is not the cause of the applicable requirement, or (C) privately communicating to any of their potential investors or investors factual information regarding Wrap, provided such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed.

(b) The provisions of this Section 7 and other terms and conditions set forth in this Agreement shall not limit in any respect the actions of any director of Wrap in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to Wrap and its stockholders and the Company Policies. The Parties further agree and acknowledge that neither the Norris Parties nor any of their Affiliates shall seek to do indirectly through the New Directors (or any Replacement) anything that would be prohibited if done by any of the Norris Parties or their Affiliates. The provisions of this Section 7 shall also not prevent the Norris Parties from freely voting their shares of Common Stock (except as otherwise provided in Section 4 hereto).

(c) During the Standstill Period, each Norris Party shall refrain from taking any actions which could have the effect of encouraging, assisting or influencing other stockholders of Wrap or any other persons to engage in actions which, if taken by any Norris Party, would violate this Agreement.

(d) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 2, 4 and 5 of this Agreement shall automatically terminate upon the consummation of a Change of Control transaction agreed to by the Board if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections.

(e) During the Standstill Period, each of the Norris Parties agrees not to, and to cause its Representatives not to, comment publicly about any director or Wrap’s management, policies, strategy, operations, financial results or affairs or any transactions involving Wrap or any of its subsidiaries, except as expressly permitted by this Agreement.

(f) At any time the Norris Parties cease to have the Norris Schedule 13D filed with the SEC and during the Standstill Period, upon reasonable written notice from Wrap pursuant to Section 18 herein, the Norris Parties shall promptly provide Wrap with information regarding the amount of the securities of Wrap (i) beneficially owned by each such entity or individual, (ii) which the Norris Parties have (A) any direct or indirect rights or options to acquire or (B) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (iii) with respect to which any Norris Party has hedged its position by selling covered call options. This ownership information provided to Wrap will be kept strictly confidential, unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

8. Representations and Warranties of Wrap. Wrap represents and warrants to the other Parties that (a) Wrap has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Wrap, constitutes a valid and binding obligation and agreement of Wrap, and is enforceable against Wrap in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by Wrap does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which Wrap is a party or by which it is bound.

9. Representations and Warranties of the Norris Parties. Each Norris Party represents and warrants to the other Parties that (a) this Agreement has been duly and validly authorized, executed and delivered by such Norris Party, and constitutes a valid and binding obligation and agreement of such Norris Party, enforceable against such Norris Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for such Norris Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Norris Party associated with that signatory’s name, and to bind such Norris Party to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by such Norris Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound and (d) the New Directors (or any Replacement) will not be, and the Norris Parties will not consider the New Directors (or any Replacement) to be, stockholder designees or stockholder representatives of the Norris Parties.

10. SEC Filings.

(a) No later than two (2) business days following the Effective Date, Wrap shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. Wrap shall provide the Norris Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Norris Parties.

(b) No later than two (2) business days following the Effective Date, the Norris Parties shall file with the SEC an amendment to the Norris Schedule 13D, in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to Wrap’s Current Report on Form 8-K referred to in Section 10(a) hereof (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Norris Parties shall provide Wrap with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of Wrap.

(c) Promptly following the execution of this Agreement, Wrap shall issue a press release (the “Press Release”) in a form prepared by Wrap and approved by the Norris Parties (such approval not to be unreasonably withheld). Prior to the issuance of the Press Release, neither Wrap nor the Norris Parties shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Parties, except to the extent required by applicable law or the rules of any national securities exchange.

11. Term; Termination. Unless otherwise mutually agreed in writing by Wrap or the Norris Parties, the term of this Agreement shall commence on the Effective Date and shall continue until the date (the “Termination Date”) that is the earliest of (a) the tenth day (the “Final Replacement Date”) following the adjournment of the first applicable annual meeting of Wrap’s stockholders, which follows the 2021 Annual Meeting, at which the New Directors (or any Replacement) were not successfully re-elected at such meeting and no subsequent Replacements were appointed by the Board by the Final Replacement Date, (b) the New Directors (or any Replacement) fail to be re-nominated for election to the Board at any annual or special meeting of Wrap’s stockholders (including any adjournment postponement, rescheduling or continuation thereof) at which such New Directors (or such Replacement) are up for election, and (c) the consummation of an Extraordinary Transaction.

Notwithstanding anything to the contrary herein, (i) the Norris Parties may earlier terminate this Agreement if Wrap commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by Wrap from a Norris Party specifying the material breach, or, if impossible to cure within fifteen (15) days, that Wrap has not taken any substantive action to cure within such fifteen (15)-day period, and (ii) Wrap may earlier terminate this Agreement if any of the Norris Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by such Norris Party from Wrap specifying the material breach, or, if impossible to cure within fifteen (15) days, that such Norris Party has not taken any substantive action to cure within such fifteen (15)-day period. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination. The Parties agree that if the Board does not comply with the provisions of Section 2(a)(ii) hereof by the Appointment Date and such non-compliance is not directly the result of a breach by the Norris Parties of their obligations under this Agreement, then (x) such non-compliance shall constitute a material breach of Wrap’s obligations hereunder and that the cure period set forth in clause (i) above shall not apply to such material breach; and (y) if the Norris Parties exercise their termination right upon such non-compliance, Wrap agrees that (A) so long as the Norris Group provides a notice in the same form as the Nomination Notice (the “Subsequent Nomination Notice”) within 10 days after such termination, such notice will be deemed timely with respect to nominations and proposals for consideration at the 2021 Annual Meeting and (y) the Company shall not include in the Proxy Statement any statement that would permit a proxy to confer discretionary authority with respect to the matters set forth in such Subsequent Nomination Notice (or if the Proxy Statement has been issued at the date of such Subsequent Nomination Notice, Wrap shall amend the Proxy Statement to the extent necessary to remove any such statement).

12. Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that Wrap shall promptly reimburse Norris for the reasonable, documented out-of-pocket fees and expenses incurred by the Norris Parties in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby in an amount not to exceed in the aggregate $150,000.

13. No Other Discussions or Arrangements. The Norris Parties represent and warrant that, as of the date of this Agreement, except as specifically disclosed on the Norris Schedule 13D, or as disclosed to Wrap in writing prior to the Effective Date, (a) the Norris Parties do not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) the Norris Parties have not entered into, directly or indirectly, any agreements or understandings with any person (other than their own Representatives) with respect to any potential transaction involving Wrap or the voting or disposition of any securities of Wrap.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 18 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other court, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment. Notwithstanding the foregoing, nothing in this Section 14 shall limit the appeal rights in any Action for any Party.

15. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 16 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

17. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

(b) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

(c) “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e) a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Wrap representing more than fifty percent (50%) of the equity interests and voting power of Wrap’s then-outstanding equity securities or (ii) Wrap enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction Wrap’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(f) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of Wrap’s stockholders;

(g) “other Party” shall mean, with respect to Wrap, any of the Norris Parties, and with respect to the Norris Parties, Wrap;

(h) “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(i)  “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, family members, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to Wrap, “Representatives” shall not include any non-executive employees; and

(j) “Voting Securities” means the Common Stock and any other securities of Wrap entitled to vote in the election of directors.

18. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 18 (or to such other address that may be designated by a Party from time to time in accordance with this Section 18).

If to Wrap, to its address at:

Wrap Technologies, Inc.
1817 W 4th Street
Tempe, AZ 85281
Attention: Wayne Walker
Email: WWalker@Walkernell.com

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, NY 10036
Attention: Lawrence S. Elbaum
 C. Patrick Gadson
Email: lelbaum@velaw.com
pgadson@velaw.com

Disclosure Law Group
655 West Broadway, Suite 870
San Diego, CA 92101
Attention: Daniel W. Rumsey
Email: drumsey@disclosurelawgroup.com

If to a Norris Party, to the address at:

15891 Blue Crystal Trail
Poway, CA 92064
Attention: Elwood G. Norris
Email: woodynorris@cox.net

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, CA 92130
Attention: John D. Tishler
Email: JTishler@sheppardmullin.com

19. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

20. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 22 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

23. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

WRAP: WRAP TECHNOLOGIES, INC. By: /s/ Scot Cohen Name: Scot Cohen Title: Executive Chairman

Signature Page to
Cooperation Agreement

NORRIS PARTIES: ELWOOD G. NORRIS By: /s/ Elwood G. Norris STEPHANIE A. NORRIS By: /s/ Stephanie A. Norris NORRIS FAMILY 1997 TRUST By: /s/ Elwood G. Norris Name: Elwood G. Norris Title: Trustee

Signature Page to
Cooperation Agreement